Exhibit 10.8

INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

THIS INDEPENDENT CONTRACTOR CONSULTING AGREEMENT (this "Agreement") is made effective as of January 1, 2018, by and between Presidio Property Trust, Inc., a Maryland corporation ("Company"), and Kenneth W. Elsberry ("Consultant").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

A. AGREEMENT.

1.Services. Subject to Consultant executing and delivering to Company the attached Non-Disclosure ("NDA Agreement"), Company hereby retains Consultant to perform the following services (the "Services"):

Answer questions and perform tasks posed by the Company staff, Outside Auditors, Board of Directors, and the Company’s lawyers, accountants and other personnel on an as-needed basis only pertaining to the historical time period during which Consultant held the role of the Company’s Chief Financial Officer.

2.Term and Termination. The term of this Agreement will begin on the date first set forth above and will continue for one (1) year (the "Term"). Either Company or Consultant may terminate this agreement with or without cause at any time upon not less than thirty (30) days' prior written notice to the other party. In the event of termination, Company shall promptly remit any Compensation payable hereunder for Services performed prior to the termination.

3.Consideration. As full and complete payment for all Services rendered hereunder, Consultant will be compensated as follows:

a)	The payment of Consultant’s monthly Medicare payment of $1,465.87; and
b)	The sum of $100.00 per hour for the Consultant’s time in performing the Services.

Consultant shall invoice Company not more frequently than monthly itemizing such hourly work. Payment shall be made by Company no later than 30 days after receipt of an invoice by Company. Consultant shall be solely responsible for any taxes incurred by Consultant in connection with the Services. The Medicare payment and the hourly payment shall be collectively referred to as the "Compensation".

4.Location. Consultant will perform the Services at the Company headquarters of 1282 Pacific Oaks Place, Escondido, California 92029, or at such other location as the parties may mutually agree in writing.

5.Entire Agreement. This Agreement consists of the provisions set forth on this page and the Standard Terms and Conditions attached hereto and incorporated herein by this reference and is subject in all respects to the NDA Agreement. Subject to the NDA Agreement, this Agreement (together with the Standard Terms and Conditions) constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes any and all prior statements or agreements, both written or oral, related thereto.

B. STANDARD TERMS AND CONDITIONS

1.Independent Contractor Status. Consultant is an independent contractor and not a Company employee. Nothing herein creates or is intended to create any employment relationship between Consultant and Company. Consultant acknowledges that Company does not have control or the right to control Consultant as to the work done and the manner and means in which it is performed. Consultant shall not be eligible to participate in or receive any benefit from any benefit plan or program available to Company employees other than those described or agreed to in this Agreement. Company shall not provide workers' compensation coverage for Consultant and any persons employed or retained by Consultant. Consultant shall comply with all applicable laws and regulations and shall have sole responsibility for the payment of all applicable taxes and withholdings with respect to Compensation paid to Consultant. Consultant retains sole and absolute discretion in the manner and means of carrying out the Services. Consultant has no authority to bind Company to or under any obligation or liability.

2.Insurance. If requested by Company, Consultant shall maintain adequate insurance and name Company as an additional insured thereunder.

3.Reports. If requested by Company, Consultant shall provide to Company written periodic reports of his or her activities in a manner and format acceptable to Company, and shall provide related work records, meeting reports and similar documents as requested by Company. Consultant agrees to be available for meetings with Company employees and contractors.

4.Consultant's Representations, Warranties, and Covenants. Consultant represents and warrants that any and all information, practices or techniques to be described, demonstrated, divulged or made known to Company during the performance of the Services may be divulged without any obligation to, or violation of, any right of others. Consultant further represents and warrants that any and all practices or techniques that he will disclose, along with any related materials, may be freely used by Company without violation of any law or payment of any royalty, except as Consultant shall specifically identify in writing subject to Company's right to approve, in its discretion, the use of any such materials. Consultant shall comply with applicable law and Company policies and procedures and maintain all licenses, permits and registrations required by law for the performance of the Services.

5.Confidentiality. Consultant acknowledges that Consultant's engagement hereunder is subject to Consultant's execution and delivery of an NDA Agreement that continues in full force and effect pursuant to its terms.

6.Other Engagements. During the Term, Consultant will not, without the prior written consent of Company: (a) enter into or engage in any business that is preparing to compete or directly competes with the business or demonstrably anticipated business of Company; or (b) promote or assist, financially or otherwise, or invest in any person, firm, association, partnership, corporation or other entity engaged in any business that is preparing to compete or directly competes with the business or demonstrably anticipated business of Company, except for passive investments of less than 5% in publicly traded companies.

7.Disclosure of Agreement. During the Term of this Agreement, Consultant will communicate the contents of paragraph 5 of this Agreement to any person or entity that intends to employ, associate with, or be represented by Consultant and that is engaged in a business that is competitive to the business of Company.

8.Remedies. Consultant acknowledges that the actual or threatened disclosure of confidential information or any breach of the provisions of paragraph 5 of this Agreement may give rise to irreparable injury to Company that cannot be adequately compensated with monetary damages, and Consultant agrees that Company may seek and obtain injunctive relief against the breach or threatened breach of any of the aforementioned paragraphs or specific enforcement of such provisions in addition to any other legal or equitable remedies that may be available.

9.Indemnification. Consultant shall indemnify, defend and hold harmless Company from and against any and all losses, claims, and expenses (including reasonable attorneys' fees) directly or indirectly arising out of, or resulting from: (a) any act or omission of Consultant related to services performed for Company hereunder, (b) any unauthorized use by Consultant of Confidential Information, (c) any breach of any representation, warranty, or covenant of Consultant contained in this Agreement, or otherwise made to Company, or (d) any obligation on the part of Company for any federal or state taxes, FICA, withholding, unemployment insurance, disability insurance, or other charges Company is required to pay in connection with the Compensation.

Company shall indemnify, defend and hold harmless Consultant from and against any and all losses, claims, and expenses (including reasonable attorneys' fees) directly or indirectly arising out of, or resulting from: (a) any act or omission of Company related to services performed by Consultant hereunder, (b) any breach of any representation, warranty, or covenant of Company contained in this Agreement, or otherwise made to Company.

10.Notices. Whenever notice is to be served hereunder, service shall be given under this Agreement in writing to the address set forth on the first page of this Agreement. Service shall be by (i) hand delivery, and deemed received upon delivery, (ii) first class certified mail, return-receipt request, postage prepaid, and deemed received five (5) business days after being so mailed, or (iii) a reputable overnight delivery service, postage or delivery charges prepaid, and deemed received three (3) business days after being so sent. Any party may change its address for notice and the address to which copies must be sent by giving notice of the new address to the other party pursuant to this paragraph.

11.Further Assurances. From time to time, each party hereto shall execute and deliver such instruments as may be reasonably necessary to carry out the purposes and intent of this Agreement, including, without limitation, verification of tax identification number.

12.Governing Law. This Agreement shall be governed by the laws of California, without reference to its rules regarding conflicts of law. Any dispute arising out of this Agreement will be submitted to a state or federal court located in San Diego County, California, which will have the exclusive jurisdiction regarding the dispute and to whose jurisdiction the parties irrevocably submit.

13.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of executed signature pages to this Agreement may be by facsimile transmission with confirmation of received transmission or other electronic means that faithfully reproduces the original with the same effect as if a manually signed original were personally delivered.

14.Amendment. No modification or amendment of this Agreement shall be effective unless made in writing and signed by both Consultant and Company.

15.Survival; Assignment. The Standard Terms and Conditions and paragraph 5 of this Agreement shall survive and continue in full force and effect after any termination or expiration of this Agreement. This Agreement is personal to Consultant and may be assigned, delegated, or subcontracted by Consultant only with Company's prior written consent and may be assigned, delegated, or subcontracted by Company in its sole discretion and will inure to the benefit of the successors and assigns of Company, and is binding upon Consultant's successors, heirs and legal representatives. Any assignment, delegation, or subcontracting in violation of this section shall be void.

16.No Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

17.Severability. If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be found to be invalid, void, or unenforceable, the remaining provisions of this Agreement and any application thereof shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

CONTRACTOR NON-DISCLOSURE AGREEMENT

This Contractor Non-Disclosure Agreement (this "NDA Agreement"), is entered into by and between Presidio Property Trust, Inc., ("Company") and Kenneth W. Elsberry (hereinafter, "Contractor") and is effective as of January 1, 2018 (the "Effective Date").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Confidential Information.

(a)

Definition. The term "Confidential Information" as used in this NDA Agreement means all information disclosed, before or after the Effective Date, by Company to Contractor, as well as any information to which Contractor has access or that is learned, generated, or created by Contractor, whether alone or jointly with others. Confidential Information includes, but is not limited to: (i) work flow processes, source code, programming information; (ii) licensing and purchasing agreements; (iii) client lists and other client data, supplier lists, pricing information and fee schedules; (iv) employment, management and consulting agreements and other organizational information; (v) trade secrets and other proprietary business and management methods; (vi) competitive analysis and strategies; (vii) any other technical, marketing, operational, economic, business, management, or financial knowledge, information or data of any nature whatsoever relating to the business of Company, which has been or may hereafter be learned, generated, created, or otherwise obtained by Contractor, alone or jointly with others, whether in written, electronic, oral, or any other form; and (viii) any extracts therefrom. Confidential Information shall also include any information that is provided to Company by third parties and is subject to obligations of confidentiality.

(b)

Exclusions. Notwithstanding Section 1(a), Confidential Information shall not include: (i) information that at the time of disclosure is publicly available, or information which later becomes publicly available through no act or omission of the Contractor; (ii) information that Contractor independently developed without the use of Company's Confidential Information; or (iii) information disclosed to Contractor by a third party not in violation of any obligations of confidentiality to Company.

2.Disclosure and Use of Confidential Information. Contractor will use the Confidential Information only for the purpose of performing his or her duties to Company within the course and scope of engagement, and will make no use or disclosure of the Confidential Information, in whole or in part, for any other purpose. Contractor agrees to keep confidential all Confidential Information and to preserve the confidential and proprietary nature of the Confidential Information at all times. Contractor shall not disclose any Confidential Information except as provided in this NDA Agreement. Contractor represents and warrants that Contractor has not disclosed any Confidential Information prior to the Effective Date.

3.No Ownership or Other Rights Granted. All right, title and interest in and to Confidential Information will remain the property of Company. Nothing in this NDA Agreement will be construed to grant Contractor any rights to or license under the Confidential Information or under any related patent, patent application, trademark, copyright, or other intellectual property of Company.

4.Required Disclosure. In the event that Contractor is requested or required by subpoena or court order to disclose any Confidential Information received pursuant to this NDA Agreement, it is agreed that Contractor will provide immediate notice of such request(s) to Company and will use reasonable efforts to resist disclosure, until an appropriate protective order may be sought, or a waiver of compliance with the provisions of this NDA Agreement granted. If, in the absence of a protective order or the receipt of a waiver hereunder, Contractor is nonetheless, in the written opinion of its counsel, legally required to disclose Confidential Information received pursuant to this NDA Agreement, then in such event Contractor may disclose such information without liability hereunder, provided that Company has been given a reasonable opportunity to review the text of such disclosure before it is made and that disclosure is limited to only the Confidential Information specifically required to be disclosed.

5.Return of Information. Upon the termination or expiration of Contractor's engagement with Company or upon written request from Company, Contractor shall return all Confidential Information and Company property in his or her possession including, without limitation, all originals, copies, translations, notes, or any other form of said material, without retaining any copy or duplicates thereof, and promptly to delete or destroy any and all written, printed, electronic or other material or information derived from the Confidential Information.

6.Nature of Information. Contractor acknowledges and agrees that the Confidential Information protected by this NDA Agreement is of a special, unique, unusual, extraordinary and intellectual character; that money damages would not be sufficient to avoid or compensate for the unauthorized use or disclosure of the Confidential Information; and, that specific performance, injunctive relief, and other equitable relief would be appropriate to prevent any actual or threatened use or disclosure of the Confidential Information. Contractor also acknowledges that the interests of Company in and to its Confidential Information may be irreparably injured by disclosure of such Confidential Information. The remedy stated above may be pursued in addition to any other remedies available at law or in equity for breach of this NDA Agreement, and Contractor agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Should litigation be instituted to enforce any provision hereof, the prevailing party will be entitled to recover all costs, including, without limitation, reasonable legal fees, cost of investigation and cost of settlement.

7.Prior Commitments and Indemnification. Contractor represents and warrants that he or she is free to enter into this NDA Agreement and is not bound by any employment agreement, non-disclosure agreement, non-competition agreement or any other agreement, document or obligation, that may infringe on or limit his or her ability or in any manner prevent Contractor from performing any of the obligations under this NDA Agreement, or that may result in liability to the Company in any manner, action, suit or other proceeding concerning Contractor's former employment with any former employer or the termination thereof. Contractor knows of no other agreements, relationships, or commitments to any other person or entity that conflict with Contractor's obligations to the Company under this NDA Agreement. Contractor shall indemnify and hold the Company harmless against any and all costs, attorney's fees, losses, liabilities and expenses resulting from claims, demands, suits, actions or judgments arising out of or in any way related to Contractor's representations, warranties, covenants, agreements, acknowledgments or assignments as set forth in this NDA Agreement.

8.Confidential and Proprietary Information Not to be Disclosed to Company. It is the Company's policy to honor the confidentiality of the confidential and proprietary information of others. Accordingly, Contractor shall not disclose to Company, or use or induce the Company to use, any confidential and proprietary information of any third party. Contractor represents and warrants that he or she has returned all property and confidential and proprietary information belonging to all prior employers and all third parties.

9.Work for Hire. Contractor understands and agrees that, to the extent permitted by law, all work, papers, reports, documentation, drawings, images, product ideas, service ideas, photographs, negatives, tapes and masters therefor, computer programs including their source code and object code, prototypes and other materials (collectively, "Work Product"), including, without limitation, any and all such Work Product generated and maintained on any form of electronic media, that Contractor generates, either alone or jointly with others, during engagement with Company will be considered a "work made for hire," and ownership of any and all copyrights in any and all such Work Product will belong to Company. In the event that any portion of the Work Product should be deemed not to be a "work made for hire" for any reason, Contractor hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company, for no additional consideration, all of Contractor's right, title, and interest in and to the Work Product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights. Contractor hereby waives any claim or right under "droit moral" or moral rights to object to Company's copyright in or use of the Work Product. Any Work Product not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restrictions herein.

15.Governing Law. California law will govern the interpretation of this NDA Agreement, without reference to its rules regarding conflicts of law. Any dispute arising out of this NDA Agreement will be submitted to a state or federal court located in San Diego County, California, which will have the exclusive jurisdiction regarding the dispute and to whose jurisdiction the parties irrevocably submit.

16.Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute one instrument. Delivery of executed signature pages to this Agreement may be by facsimile transmission with confirmation of received transmission or other electronic means that faithfully reproduces the original with the same effect as if a manually signed original were personally delivered.

17.No Other Agreement; Amendment. This NDA Agreement, together with any attachment regarding Prior Inventions, constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes any and all prior statements or agreements, both written and oral, related thereto. No modification or amendment of this NDA Agreement shall be effective unless made in writing and signed by the parties.

18.Survival; Assignment. This NDA Agreement (a) will survive the termination or expiration of Contractor's engagement with Company, (b) is personal to Contractor and may be assigned, delegated, or subcontracted by Contractor only with Company's prior written consent; (c) may be assigned, delegated, or subcontracted by Company in its sole discretion and will inure to the benefit of the successors and assigns of Company, and (d) is binding upon Contractor's successors, heirs and legal representatives.

19.No Waiver. No waiver of any term, provision, or condition of this NDA Agreement, whether by conduct or otherwise, in any one or more instances, will be deemed to be or be construed as a further or continuing waiver of any such term, provision, or condition or as a waiver of any other term, provision, or condition of this NDA Agreement.

20.Severability. If any provision of this NDA Agreement is determined by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be interpreted to the maximum extent to which it is valid and enforceable, all as determined by such court in such action, and the remaining provisions of this NDA Agreement will, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

21.Authority and Understanding. Each of the Parties, by signing below, represents and warrants to the other Party, that it, he or she has read, understands, and has the authority to bind the named person or entity to this NDA Agreement.

IN WITNESS WHEREOF, the parties hereto have entered into this NDA Agreement as of the Effective Date.

Presidio Property Trust, Inc.

By: /s/ Jack. K. Heilbron

Jack K. Heilbron, President

Kenneth W. Elsberry

By: /s/ Kenneth W. Elsberry